DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into this 30th day of April 2004, by and between Draco Holding Corporation, a Nevada corporation ("Draco"), and Jump'n Jax, Inc., a Utah corporation and wholly-owned subsidiary of Draco ("Jump'n Jax, Inc.").

W I T N E S S E T H:

         WHEREAS, Draco is the parent of Jump'n Jax and Jump'n Jax is a wholly-owned subsidiary of Draco;

         WHEREAS, Draco anticipates closing an Agreement for Share Exchange (the "Acquisition") with Hong Xiang Petroleum Group Limited, a British Virgin Islands corporation ("HXP"), which transaction in expected to close on or about April 30, 2004;

         WHEREAS, conditioned upon the closing of the Acquisition, the Board of Directors of Draco has resolved that it would be in the best interests of Draco and its stockholders that (i) all of the outstanding securities of Jump'n Jax (the "Jump'n Jax Shares") should be distributed to the record common stockholders of Draco existing at the close of business on March 8, 2004 (the "Record Date") and immediately prior to the closing of those certain Stock Purchase Agreements Dated March 9, 2004, subject to adjustment by the National Association of Securities Dealers, Inc. (the "NASD") setting an ex-dividend date, pro rata, on a one share for one share basis (the "Distribution"); and (ii) that all shares of common stock of Draco issued after the opening of business on March 9, 2004, would be issued subject to waiver of the Dividend only; and

         WHEREAS, the respective Boards of Directors of Draco and Jump'n Jax have adopted resolutions pursuant to which Draco shall deposit all of the Jump'n Jax Shares with OTC Stock Transfer, Inc. ("OTC Stock Transfer"), a transfer agency registered with the Securities and Exchange Commission, to be held by OTC Stock Transfer for Distribution to the Draco stockholders, subject to the filing and effectiveness by Jump'n Jax of a registration statement on the appropriate form and related prospectus with the Securities and Exchange Commission (the "Registration Statement" and the Prospectus) and such comparable applicable state agencies, or in reliance upon an available exemption from the applicable federal and state registration requirements as may be necessary, to lawfully effect the Distribution by dividend (the "Dividend) to the Draco stockholders of all of the Jump'n Jax Shares on Draco's behalf, subject to the terms and provisions hereof (the "Plan of Distribution");

         NOW, THEREFORE, in consideration of the closing of the Acquisition and the mutual covenants and promises contained herein, it is agreed:

        Section 1.        Plan of Distribution, Effective Date and Stockholders Entitled to Participate.

1.1        The effective date (the "Effective Date") of the Dividend will be the same date as the closing of the Acquisition, at which time this Agreement shall take effect. At the close of business on March 8, 2004, there were 941,390 outstanding shares of common stock of Draco. Only Draco stockholders of record at that time on March 8, 2004 ( and prior to the closing of those certain Stock Purchase Agreements Dated March 9, 2004), the Record Date for the Dividend (subject to the effects of any adjustments resulting from the NASD setting an ex-dividend date immediately following the closing of the Acquisition), will be entitled to participate in the Dividend and Distribution of the Jump'n Jax Shares.

1.2        Prior to the Effective Date, the Jump'n Jax Board of Directors will have taken all necessary and requisite action to effect a forward stock split of the 1,000 shares of Jump'n Jax common stock issued and outstanding on a 941.390 shares for one share basis, resulting in 941,390 shares of Jump'n Jax common stock outstanding and subject to the Dividend.

1.3        Draco hereby conveys all of the assets of Draco and Jump'n Jax at the Record Date to Jump'n Jax.

1.4        Jump'n Jax will assume, pay and indemnify and hold Draco harmless from and against any and all liabilities of Draco and Jump'n Jax that existed at the Record Date, of every kind and nature whatsoever, whether by contract, lease, license or otherwise, without qualification, including the costs and expenses of the Dividend, the Distribution and the Plan of Distribution.

1.5        The Distribution and the Plan of Distribution will be subject to the following conditions:

(a)        All of the Jump'n Jax Shares that are owned by Draco, amounting to 941,390 shares (post-split as per section 1.2 above), will be deposited with OTC Stock Transfer and held by OTC Stock Transfer in escrow (the "Distribution Escrow") with a list of stockholders of Draco at the Record Date, subject to Distribution, on satisfaction of the following conditions:

(i)        The prior filing and effectiveness of a Registration Statement and Prospectus with the Securities and Exchange Commission or an available exemption from the applicable federal and state registration requirements applicable to the Distribution of the Jump'n Jax Shares by Draco, in accordance with all applicable federal and state securities laws, rules and regulations at Jump'n Jax's sole cost and expense within a reasonable time, but not later than six months from the date hereof; and

(ii)         Compliance with applicable "blue sky" laws, rules and regulations respecting the Dividend and the Distribution, by registration or exemption, in any state in which any stockholder of Draco resided at the Record Date, as may be adjusted by any ex-dividend date set by the NASD, by Jump'n Jax, in accordance with all applicable federal and state securities laws, rules and regulations at Jump'n Jax's sole cost and expense within a reasonable time but not later than six months from the date hereof.

1.6        Jump'n Jax will timely file an amended Form 10b-17 with the NASD advising it of the Distribution and Plan of Distribution including, as necessary, a description of this Agreement.

        Section 2.         Closing. The closing of the Agreement (the "Closing") will occur immediately on the closing of the Acquisition. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

        Section 3.         Representations and Warranties of Draco.

         Draco represents and warrants to, and covenants with, Jump'n Jax as follows:

3.         Draco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states or jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

3.2        The current pre-Dividend and pre-Distribution authorized capital stock of Draco consists of 20,000,000 shares of $0.001 par value common voting stock, of which 941,390 shares shall have been issued and outstanding on the Record Date, all fully paid and non-assessable and issued in accordance with applicable state corporate law and federal and state securities laws, rules and regulations. No other shares of common stock of Draco were or have been issued subsequent to the Record Date, unless pursuant to the Acquisition and unless the issuance was conditioned upon waiver of the Dividend.

3.3        Draco has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Jump'n Jax or its representatives at the Closing a copy of resolutions of its Board of Directors authorizing execution of this Agreement by Draco's officers and performance thereunder.

3.4        Execution of this Agreement and performance by Draco hereunder have been duly authorized by all requisite corporate action on the part of Draco, and this Agreement constitutes a valid and binding obligation of Draco and performance hereunder will not violate any provision of the Articles of Incorporation, By-Laws, agreements, mortgages or other commitments of Draco.

        Section 4.         Representations, Warranties and Covenants of Jump'n Jax.

        Jump'n Jax represents and warrants to, and covenant with, Draco as follows:

4.1        Jump'n Jax is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is licensed or qualified as a foreign corporation in all states or jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

4.2         The current authorized capital stock of Jump'n Jax consists of 20,000,000 shares of $0.001 par value common voting stock, of which 941,390 shares (post-split as per section 1.2 above) will be issued and outstanding at the Closing, all owned by Draco. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common stock or other securities of Jump'n Jax.

4.3         Jump'n Jax has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Draco or its representative at the Closing a copy of the resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

4.4         Execution of this Agreement and performance by Jump'n Jax hereunder have been duly authorized by all requisite corporate action on the part of Jump'n Jax, and this Agreement constitutes a valid and binding obligation of Jump'n Jax and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Jump'n Jax.

        Section 5.         Conditions Precedent to Obligations of Jump'n Jax.

        All obligations of Jump'n Jax under this Agreement are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

5.1        The representations and warranties of Draco contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

5.2        Draco shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing and/or the Distribution.

5.3        All of the conditions respecting Draco set forth herein shall have been satisfied by Draco prior to the Closing and/or the Distribution.

5.4        The Acquisition between Draco and HXP shall have been completed and closed.

        Section 6.        Conditions Precedent to Obligations of Draco.

        All obligations of Draco under this Agreement are subject, at Draco's option, to the fulfillment, before or at the Closing, of each of the following conditions:

6.1        The representations and warranties of Jump'n Jax contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

6.2        Jump'n Jax shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing and/or the Distribution.

6.3        All of the conditions respecting Jump'n Jax that are set forth herein shall have been satisfied by Jump'n Jax prior to the Closing and/or the Distribution.

6.4        The Acquisition between Draco and HXP shall have been completed and closed.

        Section 7.        Termination. Prior to Closing, this Agreement may be terminated (1) by mutual consent in writing; (2) by the directors of either Draco or Jump'n Jax, if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by the directors of either Draco or Jump'n Jax if the Acquisition shall not have timely taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in the Acquisition.

        Section 8         General Provisions.

8.1        Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses.

8.2         Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.3        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

8.4        Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of any of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.5        Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Utah without regard to the conflict of law principles thereof.

8.6        Amendment. This Agreement may be amended only with the approval of all the parties hereto, but no amendment will be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Acquisition effective the day and year first above written.

"Draco"
DRACO HOLDING CORPORATION

By:/s/ Lane Clissold
Its President

"Jump'n Jax"
JUMP'N JAX, INC.

By:/s/ James Todd Wheeler
Its President